Exhibit 10.4

EXECUTION COPY

CONFIDENTIAL TREATMENT REQUESTED

UNDER 17 C.F.R. §§ 200.80(b)4, AND 240.24b-2

NOVATED AND RESTATED

TECHNOLOGY LICENSE AGREEMENT

dated as of April 7, 2006

among

ISIS PHARMACEUTICALS, INC.,

SYMPHONY GENISIS, INC.

and

SYMPHONY GENISIS HOLDINGS LLC

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Article 7	Term And Termination	16

7.1.	Term	16
7.2.	Termination	16
7.3.	Survival	17
7.4.	Bankruptcy	17

Article 8	Miscellaneous	17

8.1.	Notices	17
8.2.	Entire Agreement	18
8.3.	Assignment	19
8.4.	Headings	19
8.5.	Independent Contractor	19
8.6.	Severability	19
8.7.	No Third-Party Beneficiaries	19
8.8.	Compliance with Laws	19
8.9.	Amendment	20
8.10.	Governing Law; Consent to Jurisdiction and Service of Process	20
8.11.	WAIVER OF JURY TRIAL	20
8.12.	Counterparts	20
8.13.	No Waiver	20

ANNEX A	DEFINITIONS
ANNEX B	[RESERVED]
ANNEX C	CERTAIN PROGRAM-SPECIFIC PATENTS
ANNEX D	CERTAIN ROYALTY AND MILESTONE PAYMENTS

SCHEDULE 2.2	CERTAIN RESTRICTIONS RELATING TO LICENSED INTELLECTUAL PROPERTY LICENSED TO LICENSOR BY A THIRD PARTY

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NOVATED AND RESTATED
TECHNOLOGY LICENSE AGREEMENT

This NOVATED AND RESTATED TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is made and effective as of April 7, 2006 by and among, Isis Pharmaceuticals, Inc., a Delaware corporation (the “Licensor”), Symphony GenIsis, Inc., a Delaware corporation (“Symphony GenIsis”) (each of Licensor and Symphony GenIsis being a “Party,” and collectively, the “Parties”), and Symphony GenIsis Holdings LLC, a Delaware limited liability company (“Holdings”).

WHEREAS, Licensor and Holdings have entered into that certain Technology License Agreement, dated April 7, 2006 (the “Original Agreement”);

WHEREAS, Holdings desires to assign its right, title and interest in, and delegate and novate its obligations under the Original Agreement to Symphony GenIsis, and Licensor and Symphony GenIsis desire to novate and restate the terms and conditions of the Original Agreement to effect such novation;

WHEREAS, Licensor owns or has rights in certain technology, know-how, patents and other intellectual property rights related to the design, development, manufacture and/or use of the Products;

WHEREAS, Licensor desires to grant to Symphony GenIsis, and Symphony GenIsis desires to acquire, the exclusive (or nonexclusive, as the case may be) right to use such technology, know-how, patents and other intellectual property rights to develop and commercialize Products on the terms and conditions of this Agreement; and

WHEREAS, Licensor desires to receive, and Symphony GenIsis desires to grant to Licensor, the exclusive right to use such technology, know-how, patents and other intellectual property rights to develop Products on behalf of Symphony GenIsis on the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used herein and not defined shall have the meanings assigned to such terms in Annex A attached hereto.

ARTICLE 2
GRANT OF RIGHTS

2.1.          Assignment.  Holdings hereby assigns to Symphony GenIsis all of its right, title and interest in and to the Original Agreement.  The Parties agree that from and after the Closing Date, all of the right, title, interest and obligations of Holdings under the Original

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Agreement will be assigned, novated and transferred to, and assumed by, Symphony GenIsis, as amended and restated by this Agreement.

2.2.          License Grant.

(a)   Subject to Sections 2.3, 2.4, 2.5 and 2.6 below, the limitations and restrictions set forth on Schedule 2.2, and the terms and conditions of this Agreement, Licensor hereby grants to Symphony GenIsis a fully paid, worldwide, exclusive license under the Licensed Intellectual Property, solely to develop, make, have made, use, offer for sale, sell, and import Products in the Exclusive Field; and

(b)   Subject to Sections 2.3, 2.4, 2.5 and 2.6 below, the limitations and restrictions set forth on Schedule 2.2, and the terms and conditions of this Agreement, Licensor hereby grants to Symphony GenIsis a fully paid, worldwide, nonexclusive license under the Licensed Intellectual Property, solely to develop, make, have made, use, offer for sale, sell, and import Products in the Nonexclusive Field.

2.3.          Sublicense to Licensor.  Symphony GenIsis hereby grants to Licensor a fully paid, worldwide, exclusive (even as to Symphony GenIsis) sublicense under the Licensed Intellectual Property, with the right to grant further sublicense(s), to develop, make, have made, use and import Products, or otherwise as necessary or useful to carry out Licensor’s obligations or exercise Licensor’s rights under the Operative Documents.  Notwithstanding the foregoing, Licensor shall only exercise its sublicense rights in connection with and for the purpose of carrying out Licensor’s obligations or exercising Licensor’s rights under the Operative Documents.  In the event of the expiration of a Discontinuation Option without exercise by Licensor, the sublicense set forth in this Section 2.3 shall expire with respect to the Products relating to the Program to which such Discontinuation Option pertained.  Upon the unexercised expiration or termination of the Purchase Option without Licensor’s exercise of the Purchase Option, the sublicense set forth in this Section 2.3 shall expire with respect to all Products relating to the Program(s) for which Licensor has not exercised the Discontinuation Option.

2.4.          Right to Sublicense.  Subject to the limitations and restrictions set forth on Schedule 2.2, the license granted hereunder includes the right of Symphony GenIsis to grant sublicenses under the Licensed Intellectual Property, provided, that,

(a)   subject to Sections 2.3 and 2.4(b), Symphony GenIsis shall not sublicense any of the rights granted pursuant to Section 2.2 to any third party (including without limitation any Affiliates) during the Term;

(b)   notwithstanding (a), in the event of the expiration of a Discontinuation Option without exercise by Licensor, Symphony GenIsis may grant sublicense(s) to third parties (including without limitation Affiliates) of the rights granted pursuant to Section 2.2 with respect to the Products relating to the Program to which such Discontinuation Option pertained;

(c)   each sublicense granted is (i) pursuant to a written contract, (ii) consistent with the terms of this Agreement, (iii) does not grant any rights beyond the scope of the license rights granted herein, and (iv) is as protective of Licensor’s rights as set forth in this Agreement; and

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(d)   upon Licensor’s written request, Symphony GenIsis shall provide to Licensor copies of any sublicense agreements, provided that (i) Symphony GenIsis may redact any financial or other proprietary information contained therein which does not affect Licensor’s rights and (ii) Licensor shall treat its copy of the sublicense agreements as Confidential Information of Symphony GenIsis.

2.5.          Partial Reversion of License upon Licensor’s Exercise of Discontinuation Option.  Licensor and Symphony GenIsis acknowledge that Licensor may exercise its Discontinuation Option pursuant to Section 11.1 of the Amended and Restated Research and Development Agreement.  Upon the Discontinuation Option Closing Date, as applicable, (i) the license set forth in Section 2.2 (and the corresponding sublicense under Section 2.3) shall expire with respect to the Products relating to the Program for which Licensor exercised its Discontinuation Option, as applicable, (ii) those patents, know-how and enhancements that were previously part of the Licensed Intellectual Property and relate exclusively to such Program (including its Products) but not to the other Programs, shall be deleted from the relevant intellectual property definitions, and accordingly, Symphony GenIsis shall no longer be responsible for any obligations or costs (including royalties or fees to third parties, prosecution costs, maintenance costs and enforcement costs) accruing after such Discontinuation Option Closing Date with respect to such patents, know-how and enhancements; and (iii) Symphony GenIsis shall (a) at Licensor’s request and option, promptly return to Licensor or destroy all Tangible Materials relating solely to such Program; and (b) upon Licensor’s request, provide Licensor a copy of any Tangible Materials which relate to such Program (but not solely to such Program).  The Parties shall, as necessary, promptly amend this Agreement, in connection with the exercise and consummation of the Discontinuation Option pursuant to Section 11.1 of the Amended and Restated Research and Development Agreement, to give Licensor all rights it needs to pursue the Program for which such option was exercised without any obligation to or dependency on Symphony GenIsis and to limit this Agreement to the other Programs.

2.6.          Reservation of Rights.  All rights not expressly granted to a Party hereunder shall remain the exclusive property of the other Party.  Symphony GenIsis covenants and agrees not to use or exploit the Licensed Intellectual Property outside of the scope of the licenses granted herein.  Licensor covenants and agrees not to use or exploit the Licensed Intellectual Property in connection with the development, manufacture, use, sale, or importation of Products in the Exclusive Field after the expiration of all sublicenses granted pursuant to Section 2.3; provided, however, that such covenant by Licensor shall not apply to any Program for which Licensor exercises a Discontinuation Option or to any Products relating to such Program.  For the avoidance of doubt, Isis shall not be restricted from using or otherwise exploiting any intellectual property relating to drug discovery platforms outside the fields of the Products and/or the Programs.

2.7.          Regulatory Files After Expiration or Termination of Term or Discontinuation Option.

(a)   As soon as reasonably practical after the expiration or termination of the Purchase Option without exercise by Licensor and as of a date to be agreed upon by Licensor and Symphony GenIsis, Licensor and Symphony GenIsis shall, at Symphony GenIsis’ expense, take all actions necessary to effect the assignment to Symphony GenIsis or its designee of the

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sponsorship to the Regulatory Files with respect to the Programs for which Licensor has not exercised its Discontinuation Option.  After such Regulatory Files are assigned to Symphony GenIsis, Licensor shall have no further rights therein or obligations thereunder; provided, however, that during the one hundred eighty (180) days following such assignment of Regulatory Files, at Symphony GenIsis’ reasonable request and expense, Licensor shall use commercially reasonable efforts to provide Symphony GenIsis or its designee with assistance in respect of such Regulatory Files.  Licensor shall, at the reasonable request of Symphony GenIsis and at Symphony GenIsis’ expense, perform any acts that Symphony GenIsis may reasonably deem necessary or desirable to evidence or confirm Symphony GenIsis’ ownership interest in such Regulatory Files, including, but not limited to, making further written assignments in a form determined by Symphony GenIsis.  Without limiting the license rights granted under this ARTICLE 2, the Parties understand and agree that the assignment of such Regulatory Files does not include an assignment of any Licensed Intellectual Property.

(b)   As soon as reasonably practical after the expiration of a Discontinuation Option without exercise by Licensor and as of a date to be agreed upon by Licensor and Symphony GenIsis, Licensor and Symphony GenIsis shall, at Symphony GenIsis’ expense, take all actions necessary to effect the assignment to Symphony GenIsis or its designee of the sponsorship to the Regulatory Files with respect to the Programs for which Licensor has not exercised its Discontinuation Option.  After such Regulatory Files are assigned to Symphony GenIsis, Licensor shall have no further rights therein or obligations thereunder; provided, however, that during the one hundred eighty (180) days following such assignment of Regulatory Files, at Symphony GenIsis’ reasonable request and expense, Licensor shall use commercially reasonable efforts to provide Symphony GenIsis or its designee with assistance in respect of such Regulatory Files.  Licensor shall, at the reasonable request of Symphony GenIsis and at Symphony GenIsis’ expense, perform any acts that Symphony GenIsis may reasonably deem necessary or desirable to evidence or confirm Symphony GenIsis’ ownership interest in such Regulatory Files, including, but not limited to, making further written assignments in a form determined by Symphony GenIsis.  Without limiting the license rights granted under this ARTICLE 2, the Parties understand and agree that the assignment of such Regulatory Files does not include an assignment of any Licensed Intellectual Property.

2.8.          Delivery of Materials After Expiration or Termination of Term.

(a)   Upon the unexercised expiration or termination of the Purchase Option without exercise by Licensor, Licensor shall, at Symphony GenIsis’ expense, promptly deliver to Symphony GenIsis all copies of Tangible Materials existing as of the date of such unexercised expiration or termination that relate to the Programs for which Licensor has not exercised its Discontinuation Option; provided, however that Licensor may also retain copies of (and the right to use) those Tangible Materials that are required to be delivered to Symphony GenIsis hereunder but which also relate to (i) any Program for which Licensor has exercised its Discontinuation Option or (ii) any other product of Licensor.

(b)   In the event of the expiration of a Discontinuation Option without exercise by Licensor, Licensor shall, at Symphony GenIsis’ expense, promptly deliver to Symphony GenIsis all copies of Tangible Materials existing as of the date of such expiration that relate to the Program to which the Discontinuation Option pertained; provided, however that Licensor may

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also retain copies of (and the right to use) those Tangible Materials that are required to be delivered to Symphony GenIsis hereunder but which also relate to any other Program or any other product of Licensor.

(c)   Subsequent to any such unexercised expiration or termination of the Purchase Option without exercise by Licensor or expiration of a Discontinuation Option without exercise by Licensor, (i) Licensor shall promptly notify Symphony GenIsis (and any subsequent partners or transferees of Symphony GenIsis’ rights hereunder) regarding any safety or other related issues that Licensor identifies in its safety database that may be relevant to a Product being developed by Symphony GenIsis (or any such partner or transferee) hereunder, and if requested, provide the data supporting Licensor’s conclusions regarding such issues, and (ii) Symphony GenIsis shall use commercially reasonable, good faith efforts, to negotiate with any of its subsequent partners or transferees of Symphony GenIsis’ rights hereunder to ensure, Isis’ continued access to safety data and other related information acquired by Symphony GenIsis or any subsequent partners or transferees of Symphony GenIsis’ rights hereunder [***].

2.9.          License Opportunities.  In the event that, during the Term, Licensor reasonably determines that it is necessary to license from any third party any intellectual property relating to the composition of matter, use, manufacture, formulation or exploitation of the Products (“Third Party IP”) and Licensor desires to license such Third Party IP during the Term, then (i) if Licensor desires Symphony GenIsis to pay any or all of the financial obligations under such license, Licensor shall obtain Symphony GenIsis’ written consent, which shall not be unreasonably withheld or delayed before acquiring such license; and (ii) if Symphony GenIsis provides such consent, then unless otherwise agreed to by the Parties in writing, Licensor shall use commercially reasonable efforts to obtain, at the time such license is granted, the right to sublicense such Third Party IP to Symphony GenIsis consistent with the terms of this Agreement as if such Third Party IP were Licensed Intellectual Property.  Unless otherwise agreed to by the Parties in writing, the financial obligations under any licenses to Third Party IP obtained by Licensor with Symphony GenIsis’ consent shall (1) be borne fully by Symphony GenIsis if such Third Party IP relates solely to the composition of matter, use, manufacture, formulation or exploitation of the Products and, at the time of entering into such third party license, Licensor has not exercised its Discontinuation Option with respect to the Program to which such Third Party IP relates; or (2) be shared by the Parties in amounts and/or percentages to be agreed upon by the Parties prior to Licensor entering into such third party license, if such Third Party IP relates (but does not relate solely) to the composition of matter, use, manufacture, formulation or exploitation of Products within Program(s) for which Licensor has not exercised its Discontinuation Option and also relates to either (x) the composition of matter, use, manufacture, formulation or exploitation of Products within Program(s) for which Licensor has exercised its Discontinuation Option or (y) the composition of matter, use, manufacture, formulation or exploitation of other products of Licensor; or (3) be borne fully by Licensor if such Third Party IP relates solely to the composition of matter, use, manufacture, formulation or exploitation of Product(s) within a Program(s) for which Licensor has exercised its Discontinuation Option.  Notwithstanding the foregoing, Licensor shall have no obligation to obtain any such third party licenses under this Agreement or, in the event that Symphony GenIsis does not give such consent, to grant any sublicenses to Symphony GenIsis.  Upon obtaining a license to such Third Party IP and the right to sublicense to Symphony GenIsis, the Parties will, as necessary, promptly amend this Agreement to include such sublicensed intellectual property within the

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license granted hereunder, incorporate any other limitations, royalties or other provisions required by such third party with respect to such sublicense, and address Symphony GenIsis’ rights (if any) with respect to patent prosecution, maintenance and enforcement of patents and patent applications within such Third Party IP.

2.10.        Separate Third Party License for Discontinued Program.  In the event of the expiration of a Discontinuation Option without exercise by Licensor, Symphony GenIsis has the right to transfer to a third party Symphony GenIsis’ rights to the Products relating to the Program to which such Discontinuation Option pertained (the “Discontinued Program”).  If Symphony GenIsis identifies a third party that wishes to obtain such rights, then upon Symphony GenIsis’ request, (i) Licensor and Symphony GenIsis shall amend this Agreement to terminate all of Symphony GenIsis’ rights and obligations to the extent applicable to the Discontinued Program and (ii) Licensor shall enter into a separate license agreement with such third party in which all of such terminated rights and obligations shall be conferred upon and undertaken by such third party.  The terms and conditions of such license agreement shall be identical to those contained herein, to the extent that such terms are applicable to the Discontinued Program and not dependent on any Operative Document other than this Agreement.  Such terms shall include but not be limited to (1) provisions allowing for termination of such license agreement upon a material, uncured breach of such license agreement by the third party on similar terms as provided herein with respect to Symphony GenIsis and (2) a confidentiality provision that is not dependent on any of the Operative Documents.  Termination of this Agreement shall not effect such license agreement and Licensor’s obligation to enter into such a license agreement shall survive termination of this Agreement.

2.11.        Supply of Materials After Expiration or Termination of Term.  In the event of an unexercised expiration or termination of the Purchase Option, Licensor agrees to negotiate in good faith, and on commercially reasonable terms and conditions, a supply agreement relating to materials, including compounds and Products, required by Symphony GenIsis (or its partners or transferees hereunder) for the continued development (including clinical development), manufacture and commercialization of Products.

ARTICLE 3
SUBLICENSE TO CERTAIN THIRD PARTY INTELLECTUAL PROPERTY

3.1.          Third Party Sublicense Payments.  Unless otherwise agreed to by the Parties in writing, to the extent that (a) any Licensed Patent Rights are licensed to Licensor by a third party and sublicensed to Symphony GenIsis by Licensor hereunder or (b) a third party has previously collaborated with Isis with respect to GCCR or GCGR, and the development, manufacture, use, sale or other commercialization of any Product by Symphony GenIsis shall require the Licensor to make a royalty payment, milestone or any other payment obligation to the third party licensor of such Licensed Intellectual Property or previous collaborator, (i) Symphony GenIsis shall be responsible for the satisfaction of such royalty payment, milestone or any other obligation to such licensor if such payment is triggered by the development, manufacture, use, sale or other commercialization of any Product by Symphony GenIsis; or (ii) such royalty payment shall be shared by the Parties in amounts and/or percentages to be agreed upon by the Parties if such payment relates (but does not relate solely) to the manufacture, use, sale or other commercialization of any Product by Symphony GenIsis.  Notwithstanding the foregoing, with

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respect to agreements between Isis and any third party existing as of the Closing Date, Symphony GenIsis’ obligations under this Section 3.1 for Products [***].

3.2.          Sublicensed Intellectual Property.  Symphony GenIsis acknowledges (i) that certain Licensed Intellectual Property is licensed to Licensor by third parties and will be sublicensed to Symphony GenIsis hereunder (the “Sublicensed Intellectual Property”) and (ii) that such sublicense is subject to certain restrictions and obligations set forth in the applicable written agreements between Licensor and such third parties (the “Sublicense Obligations”), including but not limited to those restrictions and obligations set forth on Schedule 2.2.  Symphony GenIsis agrees to either be bound by the Sublicense Obligations or forfeit the applicable sublicense of such Intellectual Property under Section 2.2 subject to the applicable Sublicense Obligation and sublicensed hereunder; provided, however, that Symphony GenIsis cannot use this Section to avoid any Sublicense Obligation that has accrued prior to the date Symphony GenIsis elects to forfeit the applicable sublicense.

ARTICLE 4
INTELLECTUAL PROPERTY

4.1.          Ownership.  The Parties acknowledge and agree that, as between Licensor and Symphony GenIsis, and subject to Schedule 2.2, Licensor or its licensors are the owners of all right, title and interest in and to the Licensed Intellectual Property, including without limitation Symphony GenIsis Enhancements.  Symphony GenIsis hereby assigns to Licensor all of Symphony GenIsis’ rights and interests in any Symphony GenIsis Enhancements, including any rights in inventions made jointly by Licensor and Symphony GenIsis.  Symphony GenIsis shall promptly disclose any Symphony GenIsis Enhancement to Licensor, and shall use reasonable efforts, at Licensor’s request and at no cost to Licensor, to cooperate fully with Licensor to transfer such Symphony GenIsis Enhancements to Licensor.

4.2.          Marking.  Symphony GenIsis shall mark, and shall cause all of its sublicensees to mark, all Products, or the packaging thereof or materials related thereto, with the number of the applicable patents licensed hereunder in accordance with applicable U.S. patent law.

4.3.          Prosecution and Maintenance.

(a)   Unless otherwise set forth in this Section 4.3, (i) Licensor shall prepare, file, prosecute and maintain those patents and patent applications in Licensed Patent Rights for which Licensor has patent prosecution and maintenance rights; and (ii) Licensor shall provide Symphony GenIsis with (1) quarterly reports regarding the status of the prosecution and maintenance of Program-Specific Patents, (2) copies of and/or access to any patent documents related to the Licensed Patent Rights as reasonably requested by Symphony GenIsis, (3) copies of patent applications and other substantive patent prosecution documents pertaining to the Program-Specific Patents  prior to filing in the United States so as to afford Symphony GenIsis and its patent counsel, at Symphony GenIsis’ expense, a reasonable opportunity to review and comment on such documents and (4) timely answers to Symphony GenIsis’ questions regarding the status of patents and patent applications in Licensed Patent Rights.

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(b)   Licensor will use commercially reasonable efforts to seek the allowance of broad generic claims, consistent with Licensor’s determination of enforceability, business considerations and other factors.

(c)   Subject to any such costs paid by Third Party Licensors and a reasonable allocation of costs, to the extent that the Program-Specific Patents relate to Licensor’s business other than the Programs, the cost of the prosecution and maintenance of Program-Specific Patents shall be paid by Symphony GenIsis.  Upon the scope of any Licensed Patent Rights being amended so that the patent or patent application’s claims no longer relate to, or are exploitable in connection with, any Product and/or any Program, for which Licensor has not exercised a Discontinuation Option, such patent or patent application shall cease to be a Licensed Patent Right and all rights and obligations with respect to such patent or patent application (including costs, fees, prosecution, maintenance and enforcement) shall revert to Licensor.

(d)   Symphony GenIsis shall not be responsible for the costs of any opposition, interference or reexamination initiated by Licensor with respect to the Program Specific Patents (except to the extent allocated in the Development Budget), unless the Parties mutually agree in writing (i) that it is reasonably necessary or useful to file and prosecute such opposition, interference or re-examination in connection with such Program Specific Patents to protect their interests in such Program Specific Patents and (ii) to a reasonable allocation of costs to the extent that the Program Specific Patents relate to Licensor’s business other than the Programs, which agreement will not be unreasonably withheld or delayed.  In the event, however, that (i) Symphony GenIsis does not agree to pay such costs (or its share of costs as reasonably allocated as set forth above) of such opposition, interference or reexamination and (ii) Licensor successfully files and prosecutes or settles such opposition, interference or reexamination at its sole cost, then the licenses granted by Licensor to Symphony GenIsis in Section 2.2 herein shall immediately terminate with respect to specific Program Specific Patent subject to such opposition, interference or reexamination.

(e)   Each Party shall provide the prosecuting Party with reasonable cooperation under this Section 4.3.

4.4.          Abandonment.  Subject to the limitations and restrictions set forth on Schedule 2.2, the Parties acknowledge that in the event Licensor desires to abandon any patent or patent application covering Program-Specific Patents within the Major Market during the Term or in any jurisdiction after the Term), Licensor shall provide prompt, timely, prior written notice of at least [***] days prior to abandonment thereof to Symphony GenIsis before any such abandonment.  If Symphony GenIsis informs Licensor in writing at least [***] days before the relevant abandonment deadline that Symphony GenIsis desires to avoid such abandonment or lapse, then Licensor shall continue to prosecute or maintain such patent or patent application at Symphony GenIsis’ request and sole expense.

4.5.          Infringement.  Each Party agrees to immediately notify the other Party upon becoming aware of any infringement, misappropriation, illegal use or misuse of the Licensed Intellectual Property in connection with Products in the Exclusive Field and provide to the other Party all available evidence of such infringement.

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4.6.          Enforcement Right During Term.

(a)   Except as provided in Section 4.6(b), during the Term, Licensor has the first right, but not the obligation, to take action against others in the courts, administrative agencies or otherwise to prevent or terminate infringement, misappropriation, illegal use or misuse of the Licensed Patent Rights or other Licensed Intellectual Property.

(b)   During the Term, Licensor has the first right, but not the obligation, to take action against others to terminate or prevent a GenIsis Relevant Action.  The costs and expenses of any such action shall be borne by Symphony GenIsis to the extent the action relates to a GenIsis Relevant Action; provided, that Symphony GenIsis’ prior, written consent was obtained prior to the initiation of such action, such consent not to be unreasonable withheld or delayed.  Symphony GenIsis shall, at its expense, cooperate with and reasonably assist Licensor in any such action if so requested by Licensor, and, upon Licensor’s request, execute, file and deliver all documents and proof necessary for such purpose, including being named as a party to such litigation if requested by Licensor or if required by Law.  Symphony GenIsis shall have the right to participate and be represented by its own counsel at its own expense in any such action, suit or proceeding with respect to Licensed Patent Rights solely relating to Products for which Licensor has not exercised the relevant Discontinuation Option provided that Symphony GenIsis shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability, or ownership of any Licensed Patent Rights or other Licensed Intellectual Property without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.  Licensor shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability, or ownership of any Licensed Patent Rights or other Licensed Intellectual Property without the prior, written consent of Symphony GenIsis, which consent shall not be unreasonably withheld or delayed.

(c)   Subject to the limitations and restrictions set forth on Schedule 2.2, if, (1) during the Term, Symphony GenIsis requests Licensor to take action pursuant to Section 4.6(b) with respect to a GenIsis Relevant Action that either (i) solely involves the enforcement of a Program Specific Patent or (ii) involves the enforcement of other Licensed Intellectual Property and there is not a claim of an issued Program Specific Patent that covers the infringing ASO, and (2) Licensor does not take such action within [***] days of Symphony GenIsis’ written request that Licensor take such action, then Symphony GenIsis shall have the option to commence any such action under its own direction and control, and at Symphony GenIsis’ cost and expense.  Licensor shall, at Symphony GenIsis’ expense, cooperate with and reasonably assist Symphony GenIsis in any such action if so requested by Symphony GenIsis, and, upon Symphony GenIsis’ request, execute, file and deliver all documents and proof necessary for such purpose, including being named as a party to such litigation if requested by Symphony GenIsis or if required by Law.  Licensor shall have the right to participate and be represented by its own counsel at its own expense in any such action, suit or proceeding with respect to Licensed Patent Rights provided that Licensor shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability, or ownership of any Licensed Patent Rights or other Licensed Intellectual Property without the prior written consent of Symphony GenIsis, which consent shall not be unreasonably withheld or delayed.  Symphony GenIsis shall not enter into any settlement or compromise of such action, suit or proceeding that

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affects or concerns the validity, enforceability, or ownership of any Licensed Patent Rights or other Licensed Intellectual Property without the prior, written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

4.7.          Post-Term Enforcement.

(a)   Program Specific Patents.  Following the unexercised expiration or termination of the Purchase Option without Licensor’s exercise of the Purchase Option, as between the Parties, and solely with respect to Program Specific Patents, Symphony GenIsis shall have the first right, but not the obligation, to take action against others to prevent or terminate GenIsis Relevant Actions.  Licensor shall, at Symphony GenIsis’ expense, cooperate and reasonably assist Symphony GenIsis in such action if so requested, and upon Symphony GenIsis’ request, execute, file and deliver all documents and proof necessary for such purpose, including being named as a party to such litigation if requested by Symphony GenIsis or if required by Law.  Licensor shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense provided that Licensor shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability, or ownership of any Licensed Patent Rights or other Licensed Intellectual Property without the prior written consent of Symphony GenIsis, which consent shall not be unreasonably withheld or delayed.  Symphony GenIsis shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability, or ownership of any Licensed Patent Rights or other Licensed Intellectual Property without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

(b)   Following the unexercised expiration or termination of the Purchase Option without Licensor’s exercise of the Purchase Option, if Symphony GenIsis does not take action under Section 4.7(a) within [***] days of Licensor’s written request that Symphony GenIsis take such action, then Licensor shall have the option to commence any such action under its own direction and control, and at Licensor’s cost and expense.  Symphony GenIsis shall, at Licensor’s expense, cooperate and reasonably assist Licensor in such action if so requested, and upon Licensor’s request, execute, file and deliver all documents and proof necessary for such purpose, including being named as a party to such litigation if requested by Licensor or if required by Law.  Symphony GenIsis shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense provided that Symphony GenIsis shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability, or ownership of any Licensed Patent Rights or other Licensed Intellectual Property without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.  Licensor shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability, or ownership of any Licensed Patent Rights or other Licensed Intellectual Property without the prior written consent of Symphony GenIsis, which consent shall not be unreasonably withheld or delayed.

(c)   Licensed Intellectual Property.  Except as set forth in Section 4.7(a) and 4.7(b) above, following the unexercised expiration or termination of the Purchase Option without Licensor’s exercise of the Purchase Option, as between the Parties, Licensor shall have the first

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right, but not the obligation, to take action against others in the courts, administrative agencies or otherwise, under Licensor’s direction and control and at Licensor’s cost and expense, to prevent or terminate infringement, misappropriation, illegal use or misuse of any Licensed Intellectual Property, including but not limited to a GenIsis Relevant Action.  Symphony GenIsis shall, at Licensor’s expense, cooperate and reasonably assist Licensor in such action if so requested, and upon Licensor’s request, execute, file and deliver all documents and proof necessary for such purpose, including being named as a party to such litigation if requested by Licensor or if required by Law.  Symphony GenIsis shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense provided that Symphony GenIsis shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability, or ownership of any Licensed Patent Rights or other Licensed Intellectual Property without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.  Licensor shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability, or ownership of any Licensed Patent Rights or other Licensed Intellectual Property without the prior written consent of Symphony GenIsis, which consent shall not be unreasonably withheld or delayed.

(d)   Except as set forth in Section 4.7(a) and 4.7(b) above and subject to the limitations and restrictions set forth on Schedule 2.2, following the unexercised expiration or termination of the Purchase Option without Licensor’s exercise of the Purchase Option, if Licensor does not take action under Section 4.7(c) with respect to a GenIsis Relevant Action within [***] days of Symphony GenIsis’ written request that Licensor take such action, then Symphony GenIsis shall have the option to commence any such action under its own direction and control, and at Symphony GenIsis’ cost and expense.  Licensor shall, at Symphony GenIsis’ expense, cooperate and reasonably assist Symphony GenIsis in such action if so requested, and upon Symphony GenIsis’ request, execute, file and deliver all documents and proof necessary for such purpose, including being named as a party to such litigation if requested by Symphony GenIsis or if required by Law.  Licensor shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense provided that Licensor shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability, or ownership of any Licensed Patent Rights or other Licensed Intellectual Property without the prior written consent of Symphony GenIsis, which consent shall not be unreasonably withheld or delayed.  Symphony GenIsis shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability, or ownership of any Licensed Patent Rights or other Licensed Intellectual Property without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

4.8.          Withdrawal of Enforcement.  If either Party brings an action under this ARTICLE 4 with respect to a GenIsis Relevant Action and subsequently ceases to pursue or withdraws from such action without resolution (which resolution may include the granting of a license by Isis to such third party that does not violate Section 2.2 or Section 2.6 of this Agreement), it shall promptly notify the other Party and the other Party may, to the extent permitted by Law, substitute itself for the withdrawing party under the terms of this ARTICLE 4.

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4.9.          Recoveries.  All damages or other compensation of any kind recovered in such action, suit, or proceeding or from any settlement or compromise brought under this ARTICLE 4 shall first be used to reimburse each Party for its expenses in connection with such action, suit or proceeding, (in proportion to the expenses of each Party if recovery is insufficient to cover all such expenses) and the remainder of such recovery, shall be allocated [***] to the Party hereto taking the lead in the action, suit or proceeding.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1.          Representations and Warranties of Licensor.  Licensor hereby represents and warrants to Symphony GenIsis, that, as of the Closing Date:

(a)   Subject to Section 3.2 and Schedule 2.2, Licensor is the exclusive owner of all right, title, and interest in and to (i) all Licensed Patent Rights and not identified as jointly owned or licensed from a third party and (ii) the Regulatory Files;

(b)   Licensor has sufficient rights to grant the licenses granted hereunder and the grant of such licenses does not and will not conflict with any agreement to which Licensor is a party or otherwise governing the Licensed Intellectual Property and Licensor further represents and warrants that, on an ongoing basis throughout the Term, Licensor shall not enter into any agreement that will conflict with the rights and licenses granted to Symphony GenIsis hereunder;

(c)   To the Knowledge of Licensor, no third party is engaging in any activity that infringes or misappropriates the Program-Specific Patents or related know-how or trade secrets;

(d)   No element of the Licensed Intellectual Property has been adjudged invalid or unenforceable in whole or part, and to the Knowledge of Licensor, the issued patents within the Licensed Intellectual Property are valid and enforceable;

(e)   To the Knowledge of Licensor, no actions or claims have been asserted, are pending or have been threatened, against Licensor in writing alleging that the manufacture, use or sale of any Product misappropriates or infringes the intellectual property rights of any third party;

(f)    Except as set forth on Annex D, Licensor and/or Symphony GenIsis shall not be liable or otherwise obligated to pay royalties, milestone payments or other consideration pursuant to any agreement Licensor may have with a third party existing on the Closing Date in connection with Symphony GenIsis’ exploitation of the Licensed Intellectual Property (including Sublicensed Intellectual Property) in connection with the development, manufacture, use, sale, or importation of Products [***] hereunder; and

(g)   To the Knowledge of Licensor, the manufacture, use or sale of any Product [***] by Symphony GenIsis (or its sublicensees) in strict accordance with the licenses herein and other terms of this Agreement will not misappropriate or infringe the intellectual property rights of any third party.

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5.2.          Disclaimer and Acknowledgement.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 5, THE LICENSED INTELLECTUAL PROPERTY, PRODUCTS, TANGIBLE MATERIALS AND REGULATORY FILES ARE PROVIDED “AS IS” WITH NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, AND LICENSOR EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR NON-INFRINGEMENT.  LICENSOR DOES NOT WARRANT THE PERFORMANCE OF ANY PRODUCT, INCLUDING THEIR SAFETY, EFFECTIVENESS OR COMMERCIAL VIABILITY.  ANY SYMPHONY GENISIS ENHANCEMENTS PROVIDED TO LICENSOR HEREUNDER ARE PROVIDED “AS IS” WITH NO REPRESENTATIONS OR WARRANTIES OF ANY KIND AND SYMPHONY GENISIS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

ARTICLE 6
INDEMNIFICATION AND LIMITATION OF LIABILITY

6.1.          Indemnity.  To the greatest extent permitted by applicable Law, Licensor shall indemnify and hold harmless Symphony GenIsis, its Affiliates, and each of their respective officers, directors, employees, agents, members, managers, successors and assigns (each, a “Symphony GenIsis Indemnified Party”) and Symphony GenIsis shall indemnify and hold harmless Licensor, its Affiliates and each of their respective officers, directors, employees, agents, members, successors and assigns (each, a “Licensor Indemnified Party” and together with Symphony GenIsis Indemnified Party, the “Indemnified Parties”), from and against any and all claims, losses, costs, interest, awards, judgments, fees (including reasonable fees for attorneys and other professionals), court costs, liabilities, damages and expenses with an aggregate value of at least [***] (as determined by the applicable Indemnified Parties acting in good faith), incurred by any Symphony GenIsis Indemnified Party or Licensor Indemnified Party (irrespective of whether any such Symphony GenIsis Indemnified Party or Licensor Indemnified Party, as applicable, is a party to the action for which indemnification hereunder is sought), (collectively, a “Loss”) to the extent resulting from, arising out of, or relating to any and all third party suits, claims, actions, proceedings, investigations, litigation or demands based upon:

(i)            in the case of Licensor being the Indemnifying Party, (A) any breach of any representation or warranty made by Licensor herein or in any other Operative Document, (B) any breach of any covenant, agreement or obligation of Licensor contained herein, or in any other Operative Document, (C) any act of gross negligence or willful misconduct by Licensor in performing its obligations under this Agreement, or (D) the development, manufacture, use, handling, storage, sale or other disposition of any Product arising from a Program for which Licensor exercised a Discontinuation Option; in each case, except (1) with respect to Losses for which Licensor is entitled to indemnification under this ARTICLE 6 or (2) to the extent such Loss arises from the gross negligence or willful misconduct of a Symphony GenIsis Indemnified Party, and

(ii)           in the case of Symphony GenIsis being the Indemnifying Party, (A) any breach of any representation or warranty made by Symphony GenIsis herein or in any

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other Operative Document, (B) any breach of any covenant, agreement or obligation of Symphony GenIsis contained herein, or in any other Operative Document, (C) any act of gross negligence or willful misconduct by Symphony GenIsis in performing its obligations under this Agreement, or (D) the development, manufacture, use, handling, storage, sale or other disposition of Products (other than those Products arising from a Program for which Licensor exercised a Discontinuation Option) after the end of the Term or the unexercised expiration of the Discontinuation Option to which such Product related; in each case, except (1) with respect to Losses for which Symphony GenIsis is entitled to indemnification under this ARTICLE 6 or (2) to the extent such Loss arises from the gross negligence or willful misconduct of an Licensor Indemnified Party.

To the extent that the foregoing undertakings by Licensor and/or Symphony GenIsis may be unenforceable for any reason, such Party shall make the maximum contribution to the payment and satisfaction of any Loss that is permissible under applicable Law.

6.2.          Notice of Claims.  Any Indemnified Party that proposes to assert a right to be indemnified under this ARTICLE 6 shall notify Licensor or Symphony GenIsis, as applicable (the “Indemnifying Party”), promptly after receipt of notice of commencement of any action, suit or proceeding against such Indemnified Party (an “Indemnified Proceeding”) in respect of which a claim is to be made under this ARTICLE 6, or the incurrence or realization of any Loss in respect of which a claim is to be made under this ARTICLE 6, of the commencement of such Indemnified Proceeding or of such incurrence or realization, enclosing a copy of all relevant documents, including all papers served and claims made, but the omission so to notify the applicable Indemnifying Party promptly of any such Indemnified Proceeding or incurrence or realization shall not relieve (a) such Indemnifying Party from any liability that it may have to such Indemnified Party under this ARTICLE 6 or otherwise, except, as to such Indemnifying Party’s liability under this ARTICLE 6, to the extent, but only to the extent, that such Indemnifying Party shall have been prejudiced by such omission, or (b) any other indemnitor from liability that it may have to any Indemnified Party under the Operative Documents.

6.3.          Defense of Proceedings.  In case any Indemnified Proceeding shall be brought against any Indemnified Party, it shall notify the applicable Indemnifying Party of the commencement thereof and such Indemnifying Party shall be entitled to participate in, and provided such Indemnified Proceeding involves a claim solely for money damages and does not seek an injunction or other equitable relief against the Indemnified Party and is not a criminal or regulatory action, to assume the defense of, such Indemnified Proceeding with counsel reasonably satisfactory to such Indemnified Party, and after notice from such Indemnifying Party to such Indemnified Party of such Indemnifying Party’s election so to assume the defense thereof and the failure by such Indemnified Party to object to such counsel within ten (10) Business Days following its receipt of such notice, such Indemnifying Party shall not be liable to such Indemnified Party for legal or other expenses related to such Indemnified Proceedings incurred after such notice of election to assume such defense except as provided below and except for the reasonable costs of investigating, monitoring or cooperating in such defense subsequently incurred by such Indemnified Party reasonably necessary in connection with the defense thereof.  Such Indemnified Party shall have the right to employ its counsel in any such Indemnified Proceeding, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:

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(a)   the employment of counsel by such Indemnified Party at the expense of the applicable Indemnifying Party has been authorized in writing by such Indemnifying Party;

(b)   such Indemnified Party shall have reasonably concluded in its good faith (which conclusion shall be determinative unless a court determines that such conclusion was not reached reasonably and in good faith) that there is or may be a conflict of interest between the applicable Indemnifying Party and such Indemnified Party in the conduct of the defense of such Indemnified Proceeding or that there are or may be one or more different or additional defenses, claims, counterclaims, or causes of action available to such Indemnified Party (it being agreed that in any case referred to in this clause (b) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party);

(c)   the applicable Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party, to assume the defense of such Indemnified Proceeding within a reasonable time after notice of the commencement thereof; provided, however, that (i) this clause shall not be deemed to constitute a waiver of any conflict of interest that may arise with respect to any such counsel, and (ii) an Indemnified Party may not invoke this clause (c) if such Indemnified Party failed to timely object to such counsel pursuant to the first paragraph of this Section 6.3 (it being agreed that in any case referred to in this clause (c) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party); or

(d)   any counsel employed by the applicable Indemnifying Party shall fail to timely commence or reasonably conduct the defense of such Indemnified Proceeding, and such failure has prejudiced (or is in immediate danger of prejudicing) the outcome of such Indemnified Proceeding (it being agreed that in any case referred to in this clause (d) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party);

in each of which cases the fees and expenses of counsel for such Indemnified Party shall be at the expense of such Indemnifying Party.  Only one counsel shall be retained by all Indemnified Parties with respect to any Indemnified Proceeding, unless counsel for any Indemnified Party reasonably concludes in good faith (which conclusion shall be determinative unless a court determines that such conclusion was not reached reasonably and in good faith) that there is or may be a conflict of interest between such Indemnified Party and one or more other Indemnified Parties in the conduct of the defense of such Indemnified Proceeding or that there are or may be one or more different or additional defenses, claims, counterclaims, or causes of action available to such Indemnified Party.

6.4.          Settlement.  Without the prior written consent of such Indemnified Party, such Indemnifying Party shall not settle or compromise, or consent to the entry of any judgment in, any pending or threatened Indemnified Proceeding, unless such settlement, compromise, consent or related judgment (i) includes an unconditional release of such Indemnified Party from all liability for Losses arising out of such claim, action, investigation, suit or other legal proceeding, (ii) provides for the payment of money damages as the sole relief for the claimant (whether at law or in equity), (iii) involves no finding or admission of any violation of Law or the rights of any Person by the Indemnified Party, and (iv) is not in the nature of a criminal or

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regulatory action.  No Indemnified Party shall settle or compromise, or consent to the entry of any judgment in, any pending or threatened Indemnified Proceeding (A) in respect of which any payment would result hereunder or under any other Operative Document, (B)  which includes an injunction that will adversely affect any Indemnifying Person, (C) which involves a finding or admission of any violation of Law or the rights of any Indemnifying Person, (D) which is in the nature of a criminal or regulatory action, or (E) which admits the invalidity, misuse or unenforceability of a Licensed Patent Right, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

6.5.          Limitation of Liability.  TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES, INDEPENDENT CONTRACTORS OR AGENTS SHALL HAVE ANY LIABILITY OF ANY TYPE (INCLUDING, BUT NOT LIMITED TO, CLAIMS IN CONTRACT, NEGLIGENCE AND TORT LIABILITY) FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, THE LOSS OF OPPORTUNITY, LOSS OF USE OR LOSS OF REVENUE OR PROFIT IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE SERVICES PERFORMED HEREUNDER, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE.  THE FOREGOING SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 6.1.

6.6.          Insurance.  The Parties shall maintain insurance as set forth in Section 6.7 of the Amended and Restated Research and Development Agreement.

ARTICLE 7
TERM AND TERMINATION

7.1.          Term.  This Agreement shall commence on the Closing Date and shall remain in force until terminated as provided herein.

7.2.          Termination.

(a)   Either Party may terminate this Agreement at any time if the other Party is in material default or breach of this Agreement that has resulted in, or would reasonably be expected to result in, a material adverse effect on the Programs or the non-breaching Party’s rights under the Operative Documents, and such material default or breach continues unremedied for a period of sixty (60) days after written notice thereof is delivered to the defaulting or breaching Party.

(b)   Licensor may terminate this Agreement at any time upon written notice to Symphony GenIsis if (i) Investors materially breaches Sections 2 or 3 of the Funding Agreement, (ii) Holdings breaches Section 2 of the Subscription Agreement or (iii) Holdings or Symphony GenIsis is in material default or breach the Purchase Option Agreement that has resulted in, or would reasonably be expected to result in, a material adverse effect on the Licensor’s rights under the Purchase Option Agreement and such default or breach is not cured within thirty (30)

16

days after written notice of such default or breach under the Purchase Option Agreement is delivered to the defaulting or breaching Party.

(c)   Licensor may terminate Symphony GenIsis’ sublicense to a specific element of Sublicensed Intellectual Property if Symphony GenIsis is in material default or breach of a Sublicense Obligation relating to such Sublicensed Intellectual Property and such material default or breach continues unremedied for a period of sixty (60) days (or such shorter cure period as may be stipulated in the applicable Sublicense Obligation) after written notice thereof is delivered to Symphony GenIsis.

(d)   Upon any termination of this Agreement, all license rights granted herein (except for those rights granted in or pursuant to Section 2.5) shall immediately terminate.

7.3.          Survival.  The following Sections and Articles shall survive any expiration or termination of this Agreement:  Sections 2.11, 4.1, 5.2 and 7.3, and Articles 6 and 8.

7.4.          Bankruptcy.  All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to “Intellectual Property” as defined in the Code.  The Parties agree that each Party shall retain and may fully exercise all of its rights and elections under the Code.

ARTICLE 8
MISCELLANEOUS

8.1.          Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed given only if delivered to the Party personally or sent to the Party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 8.1), by next Business Day delivery by a nationally recognized courier service, or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the Party at its address set forth below:

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Licensor:

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, CA 92008-7208

Attn:  B. Lynne Parshall

Facsimile:  (760) 603-4652

with a copy to;

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, CA 92008-7208

Attn:  General Counsel

Facsimile:  (760) 268-4922

Symphony GenIsis:

Symphony GenIsis, Inc.

7361 Calhoun Place, Suite 325

Rockville, MD  20855

Attn:  Charles W. Finn, Ph.D.

Facsimile:  (301) 762-6154

with a copy to;

Symphony Capital Partners, L.P.

875 Third Avenue

18th Floor

New York, NY  10022

Facsimile: (212) 632-5401

and

Symphony Strategic Partners, LLC

875 Third Avenue

18th Floor

New York, NY  10022

Facsimile: (212) 632-5401

or to such other address as such Party may from time to time specify by notice given in the manner provided herein to each other Party entitled to receive notice hereunder.

8.2.          Entire Agreement.  This Agreement (including any Annexes, Schedules, Exhibits or other attachments hereto) and the agreements referred to herein (including the Operative Documents) constitute the entire agreement between the Parties with respect to the subject matter hereof, and no oral or written statement may be used to interpret or vary the

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meaning of the terms and conditions hereof.  This Agreement supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof, including the Original Agreement but excluding the Operative Documents.

8.3.          Assignment.  Neither Party may assign or otherwise transfer this Agreement without the prior written consent of the other Party; provided, however, that (i) Licensor may assign this Agreement or any of its rights and obligations hereunder without the consent of Symphony GenIsis (A) to an Affiliate or in connection with a merger or the sale of all or substantially all of the assets of the Licensor to which this Agreement relates, or (B) to the Surviving Entity in the event Licensor undergoes a Change of Control in compliance with Article 14 of the Amended and Restated Research and Development Agreement, provided, however, the Licensed Patent Rights and Licensed Know-How shall not be construed, as a result of such assignment, to include any patent rights, know-how, trade secret, and other intellectual property that, prior to such Change of Control, were owned or Controlled by the Person (other than Licensor) involved in such Change of Control; and (ii) after expiration of the Term without Licensor’s exercise of the Purchase Option, Symphony GenIsis may assign this Agreement to any Person without the prior, written consent of Licensor.  Assignment of this Agreement by either Party shall not relieve the assignor of its obligations hereunder.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

8.4.          Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

8.5.          Independent Contractor.  Each Party shall be acting as an independent contractor in performing under this Agreement and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party.

8.6.          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

8.7.          No Third-Party Beneficiaries.  Except with respect to certain indemnification obligations and liability limitations pursuant to ARTICLE 6, nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.8.          Compliance with Laws.  In performing under this Agreement, each Party shall comply with all applicable Laws rules and regulations, including without limitation, the United States Food and Drug Administration and the United States Export Administration Regulations.

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8.9.          Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of Licensor and Symphony GenIsis.

8.10.        Governing Law; Consent to Jurisdiction and Service of Process.

(a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

(b)   Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in The City of New York, Borough of Manhattan, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by Law, in such federal court.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any action or proceeding relating to this Agreement.

(c)   Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.11.        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

8.12.        Counterparts.  This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

8.13.        No Waiver.  The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

SIGNATURES FOLLOW ON NEXT PAGE

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

SYMPHONY GENISIS, INC.

By:	/s/ Neil J. Sandler
Name: Neil J. Sandler
Title: Chairman of the Board

SYMPHONY GENISIS HOLDINGS LLC

By:	Symphony Capital Partners, L.P.,
its Manager

By:	Symphony Capital GP, L.P.,
its general partner

By:	Symphony GP, LLC,
its general partner

By:	/s/ Mark Kessel
Name: Mark Kessel
Title: Managing Member

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall, J.D.
Name: B. Lynne Parshall, J.D.
Title: Executive Vice President, Chief Financial Officer and Secretary

ANNEX A

DEFINITIONS

CERTAIN DEFINITIONS

“$” means United States dollars.

“Accredited Investor” has the meaning set forth in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq.

“Ad Hoc Meeting” has the meaning set forth in Paragraph 6 of Annex B of the Amended and Restated Research and Development Agreement.

“Additional Party” has the meaning set forth in Section 13 of the Confidentiality Agreement.

“Additional Regulatory Filings” means such Governmental Approvals as required to be made under any law applicable to the purchase of the Symphony GenIsis Equity Securities under the Purchase Option Agreement.

“Adjusted Capital Account Deficit” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Affected Member” has the meaning set forth in Section 27 of the Investors LLC Agreement.

“Affiliate” means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, member or trustee of such Person, or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence.  For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person or entities.

“Amended and Restated Research and Development Agreement” means the Amended and Restated Research and Development Agreement dated as of the Closing Date, among Isis, Holdings and Symphony GenIsis.

“ApoB” means apolipoprotein B.

“ApoB Product” means a pharmaceutical composition comprising an ASO that targets ApoB.

“ApoB Program” means the identification, development, manufacture and/or use of any ApoB Product in accordance with the Development Plan.

“ASO” means an oligonucleotide or analog, mimic or mimetic thereof having a sequence that selectively modulates protein synthesis via the binding, partially or wholly, of such oligomeric compound to a complementary nucleic acid sequence encoding, directly or indirectly, said protein.

“Asset Value” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Auditors” means an independent certified public accounting firm of recognized national standing.

“Balance Sheet Deficiency Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in The City of New York or the City of San Francisco are authorized or required by law to remain closed.

“Capital Contributions” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Available for Distribution” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Chair” has the meaning set forth in Paragraph 4 of Annex B to the Amended and Restated Research and Development Agreement.

“Change of Control” means and includes the occurrence of any of the following events, but specifically excludes (i) acquisitions of capital stock directly from Isis for cash, whether in a public or private offering, (ii) sales of capital stock by stockholders of Isis, and (iii) acquisitions of capital stock by or from any employee benefit plan or related trust:

(a)           the merger, reorganization or consolidation of Isis into or with another corporation or legal entity in which Isis’ stockholders holding the right to vote with respect to matters generally immediately preceding such merger, reorganization or consolidation, own less than fifty percent (50%) of the voting securities of the surviving entity; or

(b)           the sale of all or substantially all of Isis’ assets or business.

“Class A Member” means a holder of a Class A Membership Interest.

“Class A Membership Interest” means a Class A Membership Interest in Holdings.

“Class B Member” means a holder of a Class B Membership Interest.

“Class B Membership Interest” means a Class B Membership Interest in Holdings.

“Class C Member” means a holder of a Class C Membership Interest.

“Class C Membership Interest” means a Class C Membership Interest in Holdings.

“Client Schedules” has the meaning set forth in Section 5(b) of the RRD Services Agreement.

“Clinical Budget Component” has the meaning set forth in Section 4.1 of the Amended and Restated Research and Development Agreement.

“Closing Date” means April 7, 2006.

“CMC” means the chemistry, manufacturing and controls documentation as required for filings with Regulatory Authority relating to the manufacturing, production and testing of drug products.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committed Capital” means $75,000,000.00.

“Common Stock” means the common stock, par value $0.01 per share, of Symphony GenIsis.

“Company Expenses” has the meaning set forth in Section 5.09 of the Holdings LLC Agreement.

“Company Property” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Confidential Information” has the meaning set forth in Section 2 of the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of the Closing Date, among Symphony GenIsis, Holdings, Isis, SCP, SSP, Investors, Symphony Capital and RRD, as such agreement may be amended or amended and restated from time to time.

“Conflict Transaction” has the meaning set forth in Article X of the Symphony  GenIsis Charter.

“Control” means, with respect to any material, information or intellectual property right, that a Party owns or has a license to such item or right, and has the ability to grant the other Party access, a license or a sublicense (as applicable) in or to such item or right as provided in the Operative Documents without violating the terms of any agreement or other arrangement with any third party.

“Debt” of any Person means, without duplication:

(a)           all indebtedness of such Person for borrowed money,

(b)           all obligations of such Person for the deferred purchase price of property or services (other than any portion of any trade payable obligation that shall not have remained unpaid for 91 days or more from the later of (A) the original due date of such portion and (B) the customary payment date in the industry and relevant market for such portion),

(c)           all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(d)           all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in an event of default are limited to repossession or sale of such property),

(e)           all Capitalized Leases to which such Person is a party,

(f)            all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities,

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person,

(h)           the net amount of all financial obligations of such Person in respect of Hedge Agreements,

(i)            the net amount of all other financial obligations of such Person under any contract or other agreement to which such Person is a party,

(j)            all Debt of other Persons of the type described in clauses (a) through (i) above guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and

(k)           all Debt of the type described in clauses (a) through (i) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned or held or used under lease or license by such Person, even though such Person has not assumed or become liable for payment of such Debt.

“Development Budget” means the budget (comprised of the Management Budget Component and the Clinical Budget Component) for the implementation of the Development Plan (the initial form of which was agreed upon by Isis and Symphony GenIsis as of the Closing Date and attached to the Amended and Restated Research and Development Agreement as Annex D thereto), as may be further developed and revised from time to time in accordance with the Development Committee Charter and the Amended and Restated Research and Development Agreement.

“Development Committee” has the meaning set forth in Article 3 of the Amended and Restated Research and Development Agreement.

“Development Committee Charter” has the meaning set forth in Article 3 of the Amended and Restated Research and Development Agreement.

“Development Committee Member” has the meaning set forth in Paragraph 1 of Annex B to the Amended and Restated Research and Development Agreement.

“Development Plan” means the development plan covering all the Programs (the initial form of which was agreed upon by Isis and Symphony GenIsis as of the Closing Date and attached to the Amended and Restated Research and Development Agreement as Annex C thereto), as may be further developed and revised from time to time in accordance with the Development Committee Charter and the Amended and Restated Research and Development Agreement.

“Development Services” has the meaning set forth in Section 1(b) of the RRD Services Agreement.

“Director(s)” means the Persons identified as such in the Preliminary Statement of the Indemnification Agreement (including such Persons as may become parties thereto after the date hereof).

“Disclosing Party” has the meaning set forth in Section 3 of the Confidentiality Agreement.

“Discontinuation Closing Date” has the meaning set forth in Section 11.1 of the Amended and Restated Research and Development Agreement.

“Discontinuation Date” means any date designated by Symphony GenIsis which shall occur on or after the 90th day following the receipt by Isis of notice from Symphony GenIsis of Symphony GenIsis’ intent to discontinue a Program in accordance with the terms of the Amended and Restated Research and Development Agreement.

“Discontinuation Option” has the meaning set forth in Section 11.1 of the Amended and Restated Research and Development Agreement.

“Discontinuation Price” has the meaning set forth in Section 11.1 of the Amended and Restated Research and Development Agreement.

“Discontinued Program” has the meaning set forth in Section 2.12 of the Novated and Restated Technology License Agreement.

“Disinterested Directors” has the meaning set forth in Article IX of the Symphony GenIsis Charter.

“Distribution” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Early Purchase Option Exercise” has the meaning set forth in Section 1(c)(iv) of the Purchase Option Agreement.

“Effective Registration Date” has the meaning set forth in Section 1(b) of the Registration Rights Agreement

“Encumbrance” means (i) any security interest, pledge, mortgage, lien (statutory or other), charge or option to purchase, lease or otherwise acquire any interest, (ii) any adverse claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement, license or other encumbrance of any kind, preference or priority, or (iii) any other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

“Enhancements” means findings, improvements, discoveries, inventions, additions, modifications, enhancements, derivative works, clinical development data, or changes to the Licensed Intellectual Property and/or Regulatory Files, in each case whether or not patentable.

“Equity Securities” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Excepted Debt” has the meaning set forth in Section 5(c)(iii) of the Purchase Option Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusive Field” means human therapeutics, but does not include the Nonexclusive Field.

“Existing NDA” has the meaning set forth in Section 2 of the Confidentiality Agreement.

“Expert” has the meaning set forth in Section 11.1(c) of the Amended and Restated Research and Development Agreement.

“External Directors” means, at any time, up to two (2) Persons elected to the Symphony GenIsis Board after the Closing Date (who shall be neither employees of the Symphony Capital nor of Isis) in accordance with the Symphony GenIsis Charter, the Symphony GenIsis By-laws and Section 4(b)(iv) of the Purchase Option Agreement.

“FDA” means the United States Food and Drug Administration or its successor agency in the United States.

“FDA Sponsor” has the meaning set forth in Section 5.1 of the Amended and Restated Research and Development Agreement.

“Final Termination Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Financial Audits” has the meaning set forth in Section 6.6 of the Amended and Restated Research and Development Agreement.

“Financing” has the meaning set forth in the Preliminary Statement of the Purchase Option Agreement.

“Fiscal Year” has the meaning set forth in each Operative Document in which it appears.

“Form S-3” means the Registration Statement on Form S-3 as defined under the Securities Act.

“FTE” has the meaning set forth in Section 4.1 of the Amended and Restated Research and Development Agreement.

“Funds Termination Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Funds Termination Notice” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“GCCR” means a glucocorticoid receptor.

“GCCR Product” means a pharmaceutical composition comprising an ASO that targets GCCR.

“GCCR Program” means the identification, development, manufacture and/or use of any GCCR Product in accordance with the Development Plan.

“GCGR” means a glucagon receptor.

“GCGR Product” means a pharmaceutical composition comprising an ASO that targets GCGR.

“GCGR Program” means the identification, development, manufacture and/or use of any GCGR Product in accordance with the Development Plan.

“GenIsis Relevant Action” means an action against others in the courts, administrative agencies or otherwise to prevent or terminate infringement, misappropriation, illegal use or misuse of the Licensed Patent Rights or other Licensed Intellectual Property due to the manufacture, use, sale or importation of an ASO that targets ApoB, GCCR or GCGR, as applicable, in the Exclusive Field.

“Governmental Approvals” means authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by any Governmental Authority.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hedge Agreement” means any interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract or other similar hedging agreement.

“Holdings” means Symphony GenIsis Holdings LLC, a Delaware limited liability company.

“Holdings Claims” has the meaning set forth in Section 5.01 of the Warrant Purchase Agreement.

“Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings dated as of the Closing Date.

“HSR Filings” means the pre-merger notification and report forms required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IND” means an Investigational New Drug Application, as described in 21 U.S.C. § 355(i)(1) and 21 C.F.R. § 312 in the regulations promulgated by the United States Food and Drug Administration, or any foreign equivalent thereof.

“Indemnification Agreement” means the Indemnification Agreement among Symphony GenIsis and the Directors named therein, dated as of the Closing Date, as such agreement may be amended or amended and restated from time to time.

“IND-Enabling Studies” means the pharmacokinetic and toxicology studies required for filing an IND.

“Indemnified Party” has the meaning set forth in each Operative Document in which it appears.

“Indemnified Proceeding” has the meaning set forth in each Operative Document in which it appears.

“Indemnifying Party” has the meaning set forth in each Operative Document in which it appears.

“Initial Development Budget” means the initial development budget prepared by representatives of Symphony GenIsis and Isis prior to the Closing Date, and attached to the Amended and Restated Research and Development Agreement as Exhibit D thereto.

“Initial Development Plan” means the initial development plan prepared by representatives of Symphony GenIsis and Isis prior to the Closing Date, and attached to the Amended and Restated Research and Development Agreement as Exhibit C thereto.

“Initial Holdings LLC Agreement” means the Agreement of Limited Liability Company of Holdings, dated March 8, 2006.

“Initial Investors LLC Agreement” means the Agreement of Limited Liability Company of Investors, dated March 8, 2006.

“Initial LLC Member” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Interest Certificate” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Overview” means the investment overview describing the transactions entered into pursuant to the Operative Documents.

“Investment Policy” has the meaning set forth in Section 1(a)(vi) of the RRD Services Agreement.

“Investors” means Symphony GenIsis Investors LLC.

“Investors LLC Agreement” means the Amended and Restated Agreement of Limited Liability Company of Investors dated as of the Closing Date

“IRS” means the U.S. Internal Revenue Service.

“Isis” means Isis Pharmaceuticals, Inc., a Delaware corporation.

“Isis 2005 10-K” means the annual report for fiscal year 2005 filed by Isis on Form 10-K on March 16, 2006, pursuant to the Exchange Act.

“Isis Accounting Advisor” means Ernst & Young LLP or Deloitte & Touche USA LLP.

“Isis Common Stock” means the common stock, par value $0.001 per share, of Isis.

“Isis Commitment Amount” has the meaning set forth in Paragraph 14 of Annex B to the Amended and Restated Research and Development Agreement.

“Isis Common Stock Valuation” has the meaning set forth in Section 2(e) of the Purchase Option Agreement.

“Isis Funding Notice” has the meaning set forth in Section 2 of the Research Cost Sharing and Extension Agreement.

“Isis Obligations” has the meaning set forth in Section 6.1 of the Amended and Restated Research and Development Agreement.

“Isis Personnel” has the meaning set forth in Section 8.4 of the Amended and Restated Research and Development Agreement.

“Isis Subcontractor” has the meaning set forth in Section 6.2 of the Amended and Restated Research and Development Agreement.

“Key Personnel” means those Isis Personnel listed on Schedule 6.4 to the Amended and Restated Research and Development Agreement, as such schedule may be updated from time to time by mutual agreement of the parties to the Amended and Restated Research and Development Agreement.

“Knowledge” means the actual (and not imputed) knowledge of the executive officers of Isis, without the duty of inquiry or investigation.

“Law” means any law, statute, treaty, constitution, regulation, rule, ordinance, order or Governmental Approval, or other governmental restriction, requirement or determination, of or by any Governmental Authority.

“License” has the meaning set forth in the Preliminary Statement of the Purchase Option Agreement.

“Licensed Intellectual Property” means the Licensed Patent Rights, Symphony GenIsis Enhancements, Licensor Enhancements and the Licensed Know-How.

“Licensed Know-How” means any and all proprietary technology that is Controlled by Licensor prior to the unexercised expiration or termination of the Purchase Option that relates to, or is exploitable in connection with, the Licensed Patent Rights, Regulatory Files, Products or the Programs, including without limitation, manufacturing processes or protocols, know-how, writings, documentation, data, technical information, techniques, results of experimentation and testing, diagnostic and prognostic assays, specifications, databases, any and all laboratory, research, pharmacological, toxicological, analytical, quality control pre-clinical and clinical data, and other information and materials, whether or not patentable.

“Licensed Patent Rights” means:

(a)           any and all patents, patent applications and invention disclosures Controlled by Licensor prior to the unexercised expiration or termination of the Purchase Option and relating to, or exploitable in connection with, any Product and/or any Program;

(b)           any and all reissues, continuations, divisionals, continuations-in-part, reexaminations, renewals, substitutes, extensions or foreign counterparts of the patents, patent applications and invention disclosures described in (a) filed prior to the unexercised expiration or termination of the Purchase Option; and

(c)           any and all reissues, continuations, divisionals, continuations-in-part, reexaminations, renewals, substitutes, extensions or foreign counterparts of the patents, patent applications and invention disclosures described in (a) or (b) filed after the unexercised expiration or termination of the Purchase Option but solely to the extent the subject matter in any such continuation-in-part embodies Licensed Know-How or has been disclosed in the patents or patent applications described in (a) or (b).

Licensed Patent Rights include any and all patents and patent applications that claim Licensor Enhancements or Symphony GenIsis Enhancements and Program-Specific Patents.

“Licensor” means Isis.

“Licensor Enhancements” means all findings, improvements, discoveries, inventions, additions, modifications, enhancements, derivative works, clinical development data, or changes to the Licensed Know-How, Regulatory Files, Products or the Programs, in each case, developed by Licensor during the Term (in each case whether or not patentable), to the extent such items do not otherwise qualify as Symphony GenIsis Enhancements hereunder, regardless of whether such work is funded by Symphony GenIsis or Isis.

“Lien” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Liquidating Event” has the meaning set forth in Section 8.01 of the Holdings LLC Agreement.

“LLC Agreements” means the Initial Holdings LLC Agreement, the Holdings LLC Agreement, the Initial Investors LLC Agreement and the Investors LLC Agreement.

“Loss” has the meaning set forth in each Operative Document in which it appears.

“Major Market” means the United States, Germany, the United Kingdom, Italy, Spain, Japan, India, France and Canada.

“Management Budget Component” has the meaning set forth in Section 4.1 of the Amended and Restated Research and Development Agreement.

“Management Fee” has the meaning set forth in Section 6(a) of the RRD Services Agreement.

“Manager” means (i) for each LLC Agreement in which it appears, the meaning set forth in such LLC Agreement, and (ii) for each other Operative Document in which it appears, RRD in its capacity as manager of Symphony GenIsis.

“Management Services” has the meaning set forth in Section 1(a) of the RRD Services Agreement.

“Manager Event” has the meaning set forth in Section 3.01(g) of the Holdings LLC Agreement.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the business, assets, property or condition (financial or otherwise) of such Person or, (ii) its ability to comply with and satisfy its respective agreements and obligations under the Operative Documents or, (iii) the enforceability of the obligations of such Person of any of the Operative Documents to which it is a party.

“Material Subsidiary” means, at any time, a Subsidiary of Isis having assets in an amount equal to at least 5% of the amount of total consolidated assets of Isis and its Subsidiaries (determined as of the last day of the most recent reported fiscal quarter of Isis) or revenues or net income in an amount equal to at least 5% of the amount of total consolidated revenues or net income of Isis and its Subsidiaries for the 12-month period ending on the last day of the most recent reported fiscal quarter of Isis.

“Medical Discontinuation Event” means (a) as specified in each Protocol, those data that, if collected in such Protocol, demonstrate that such Protocol should not be continued or (b) a series of adverse events, side effects or other undesirable outcomes that, when collected in a Protocol, would cause a reasonable FDA Sponsor to discontinue such Protocol.

“Membership Interest” means (i) for each LLC Agreement in which it appears, the meaning set forth in such LLC Agreement, and (ii) for each other Operative Document in which it appears, the meaning set forth in the Holdings LLC Agreement.

“MOE Gapmer” means a single stranded antisense oligonucleotide of less than [***] nucleotides (i) wherein all of the backbone linkages are modified by adding a sulfur at the non-bridging oxygen (phosphorothioate) and (ii) comprising a region of at least [***] unsubstituted 2′-deoxy nucleotides with the remaining nucleotides contain a 2′-O-(methoxyethyl) substitution at the 2′ position.

“NASDAQ” means the National Association of Securities Dealers Automated Quotation System.

“NDA” means a New Drug Application, as defined in the regulations promulgated by the United States Food and Drug Administration, or any foreign equivalent thereof.

“Nonexclusive Field” means (i) manufacturing (including analytical methods) ASOs, (ii) formulating ASOs, (iii) conducting Research on ASOs and/or (iv) supplying ASOs solely to conduct Research.

“Non-Isis Capital Transaction” means any (i) sale or other disposition of all or part of the Symphony GenIsis Shares or all or substantially all of the operating assets of Symphony GenIsis, to a Person other than Isis or an Affiliate of Isis or (ii) distribution in kind of the Symphony GenIsis Shares following the expiration of the Purchase Option.

“Novated and Restated Technology License Agreement” means the Novated and Restated Technology License Agreement, dated as of the Closing Date, among Isis, Symphony GenIsis and Holdings.

“Operative Documents” means, collectively, the Indemnification Agreement, the Holdings LLC Agreement, the Purchase Option Agreement, the Warrant Purchase Agreement, the Registration Rights Agreement, the Subscription Agreement, the Technology License Agreement, the Novated and Restated Technology License Agreement, the RRD Services Agreement, the Research and Development Agreement, the Research Cost Sharing and Extension Agreement, the Amended and Restated Research and Development Agreement, the Confidentiality Agreement, and each other certificate and agreement executed in connection with any of the foregoing documents.

“Organizational Documents” means any certificates or articles of incorporation or formation, partnership agreements, trust instruments, bylaws or other governing documents.

“Partial Stock Payment” has the meaning set forth in Section 3(a)(iii) of the Purchase Option Agreement.

“Party(ies)” means, for each Operative Document or other agreement in which it appears, the parties to such Operative Document or other agreement, as set forth therein.  With respect to any agreement in which a provision is included therein by reference to a provision in another agreement, the term “Party” shall be read to refer to the parties to the document at hand, not the agreement that is referenced.

“Payment Terms” has the meaning set forth in Section 8.2 of the Amended and Restated Research and Development Agreement.

“Percentage” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Permitted Investments” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Permitted Lien” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Personnel” of a Party means such Party, its employees, subcontractors, consultants, representatives and agents.

“Prime Rate” means the quoted “Prime Rate” at JPMorgan Chase Bank or, if such bank ceases to exist or is not quoting a base rate, prime rate reference rate or similar rate for United States dollar loans, such other major money center commercial bank in New York City selected by the Manager.

“Products” means an ApoB Product, a GCCR Product and/or a GCGR Product.

“Profit” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Programs” means the ApoB Program, the GCCR Program and/or the GCGR Program.

“Program-Specific Patents” means

(a)           any and all patents, patent applications and invention disclosures Controlled by Licensor prior to the unexercised expiration or termination of the Purchase Option that claim any composition of matter comprising, or method of using, an ASO targeting any of ApoB, GCCR or GCGR, including but not limited to, the patents and patent applications listed on Annex C to the Novated and Restated Technology License Agreement;

(b)           any and all reissues, continuations, divisionals, continuations-in-part, reexaminations, renewals, substitutes, extensions or foreign counterparts of the patents, patent applications and invention disclosures described in (a) filed prior to the unexercised expiration or termination of the Purchase Option; and

(c)           any and all reissues, continuations, divisionals, continuations-in-part, reexaminations, renewals, substitutes, extensions or foreign counterparts of the patents, patent applications and invention disclosures described in (a) or (b) filed after the unexercised expiration or termination of the Purchase Option but solely to the extent the subject matter in such any continuation-in-part embodyies Licensed Know-How or has been disclosed in the patents or patent applications described in (a) or (b).

“Protocol” means a written protocol that meets the substantive requirements of Section 6 of the ICH Guideline for Good Clinical Practice as adopted by the FDA, effective May 9, 1997 and is included within the Development Plan or later modified or added to the Development Plan pursuant to the Amended and Restated Research and Development Agreement.

“Public Companies” has the meaning set forth in Section 5(e) of the Purchase Option Agreement.

“Purchase Option” has the meaning set forth in Section 1(a) of the Purchase Option Agreement.

“Purchase Option Agreement” means this Purchase Option Agreement dated as of the Closing Date, among Isis, Holdings and Symphony GenIsis.

“Purchase Option Closing” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.

“Purchase Option Closing Date” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.

“Purchase Option Commencement Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Purchase Option Exercise Date” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.

“Purchase Option Exercise Notice” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.

“Purchase Option Interim Date” has the meaning set forth in Section 2(b)(i) of the Purchase Option Agreement.

“Purchase Option Period” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Purchase Price” has the meaning set forth in Section 2(b) of the Purchase Option Agreement.

“Put Option” has the meaning set forth in Section 2A of the Purchase Option Agreement.

“Put Option Exercise Notice” has the meaning set forth in Section 2A of the Purchase Option Agreement.

“QA Audits” has the meaning set forth in Section 6.5 of the Amended and Restated Research and Development Agreement.

“Quarterly Price” has the meaning set forth in Section 2(b)(i) of the Purchase Option Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Closing Date, between Isis and Holdings.

“Registration Statement” has the meaning set forth in Section 1(b) of the Registration Rights Agreement.

“Regulatory Authority” means the United States Food and Drug Administration, or any successor agency in the United States, or any health regulatory authority(ies) in any other country that is a counterpart to the FDA and has responsibility for granting registrations or other regulatory approval for the marketing, manufacture, storage, sale or use of drugs in such other country.

“Regulatory Allocation” has the meaning set forth in Section 3.06 of the Holdings LLC Agreement.

“Regulatory Files” means any IND, NDA or any other filings filed with any Regulatory Authority with respect to the Programs.

“Representative” of any Person means such Person’s shareholders, principals, directors, officers, employees, members, managers and/or partners.

“Research” means research, including gene function, gene expression and target validation research, which may include small pilot toxicology studies but excludes IND-Enabling Studies or dosing humans.  Research does not include commercialization.

“Research Cost Sharing and Extension Agreement” means the Research Cost Sharing and Extension Agreement dated as of the Closing Date, among Isis, Holdings and Symphony GenIsis, Inc..

“Research and Development Agreement” means the Research and Development Agreement dated as of the Closing Date, between Isis and Holdings.

“RRD” means RRD International, LLC, a Delaware limited liability company.

“RRD FTE Budget” means the budget attached to the RRD Services Agreement as Exhibit 3 thereto.

“RRD Indemnified Party” has the meaning set forth in Section 10(a) of the RRD Services Agreement.

“RRD Investment Personnel” has the meaning set forth in Section 1(a)(v) of the RRD Services Agreement.

“RRD Loss” has the meaning set forth in Section 10(a) of the RRD Services Agreement.

“RRD Personnel” has the meaning set forth in Section 1(a)(ii) of the RRD Services Agreement.

“RRD Services Agreement” means the RRD Services Agreement between Symphony GenIsis and RRD, dated as the Closing Date, 2006.

“Schedule K-1” has the meaning set forth in Section 9.02(a) of the Holdings LLC Agreement.

“Scheduled Meeting” has the meaning set forth in Paragraph 6 of Annex B of the Amended and Restated Research and Development Agreement.

“Scientific Discontinuation Event” has the meaning set forth in Section 4.2(c) of the Amended and Restated Research and Development Agreement.

“SCP” means Symphony Capital Partners, L.P., a Delaware limited partnership.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Stockholder Questionnaire” has the meaning set forth in Section 4(a) of the Registration Rights Agreement.

“Shareholder” means any Person who owns any Symphony GenIsis Shares.

“Solvent” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“SSP” means Symphony Strategic Partners, LLC, a Delaware limited liability company.

“Stock Payment Date” has the meaning set forth in Section 2 of the Subscription Agreement.

“Stock Purchase Price” has the meaning set forth in Section 2 of the Subscription Agreement.

“Subcontracting Agreement” has the meaning set forth in Section 6.2 of the Amended and Restated Research and Development Agreement.

“Sublicensed Intellectual Property” has the meaning set forth in Section 3.2 of the Novated and Restated Technology License Agreement.

“Sublicense Obligations” has the meaning set forth in Section 3.2 of the Novated and Restated Technology License Agreement.

“Subscription Agreement” means the Subscription Agreement between Symphony GenIsis and Holdings, dated as the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (b) the interest in the capital or profits of such partnership, joint venture or limited liability company; or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Surviving Entity” means the surviving legal entity which is surviving entity to Isis after giving effect to a Change of Control.

“Symphony Capital” means Symphony Capital LLC, a Delaware limited liability company.

“Symphony Fund(s)” means Symphony Capital Partners, L.P., a Delaware limited partnership, and Symphony Strategic Partners, LLC, a Delaware limited liability company.

“Symphony GenIsis” means Symphony GenIsis, Inc., a Delaware corporation.

“Symphony GenIsis Auditors” has the meaning set forth in Section 5(b) of the RRD Services Agreement.

“Symphony GenIsis Board” means the board of directors of Symphony GenIsis.

“Symphony GenIsis By-laws” means the By-laws of Symphony GenIsis, as adopted by resolution of the Symphony GenIsis Board on the Closing Date.

“Symphony GenIsis Charter” means the Amended and Restated Certificate of Incorporation of Symphony GenIsis, dated as of the Closing Date.

“Symphony GenIsis Director Event” has the meaning set forth in Section 3.01(h)(i) of the Holdings LLC Agreement.

“Symphony GenIsis Enhancements” means findings, improvements, discoveries, inventions, additions, modifications, enhancements, derivative works, clinical development data, or changes to the Licensed Know-How, Regulatory Files, Products or the Programs, made by or on behalf of Symphony GenIsis during the Term, in each case whether or not patentable, including any such findings, improvements, discoveries, inventions, additions, modifications, enhancements, derivative works, clinical development data, or changes related to data and information generated or derived by RRD and assigned to Symphony GenIsis pursuant to Section 12 of the RRD Services Agreement.

“Symphony GenIsis Equity Securities” means the Common Stock and any other stock or shares issued by Symphony GenIsis.

“Symphony GenIsis Loss” has the meaning set forth in Section 10(b) of the RRD Services Agreement.

“Symphony GenIsis Shares” has the meaning set forth in Section 2.02 of the Holdings LLC Agreement.

“Tangible Materials” means any tangible documentation, whether written or electronic, existing as of the Closing Date or during the Term, that is Controlled by the Licensor, embodying or relating to the Licensed Intellectual Property, Regulatory Files, Products or the Programs, including, but not limited to, safety, efficacy or other data related to the Products or Programs, documentation, patent applications and invention disclosures.

“Tax Amount” has the meaning set forth in Section 4.02 of the Holdings LLC Agreement.

“Technology License Agreement” means the Technology License Agreement, dated as of the Closing Date, between Isis and Holdings.

“Term” has the meaning set forth in Section 4(b)(iii) of the Purchase Option Agreement, unless otherwise stated in any Operative Document.

“Territory” means the world.

“Third Party IP” has the meaning set forth in Section 2.9 of the Novated and Restated Technology License Agreement.

“Third Party Licensor” means a third party from which Isis has received a license or sublicense to Licensed Intellectual Property.

“Transfer” has for each Operative Document in which it appears the meaning set forth in such Operative Document.

“Transferee” has, for each Operative Document in which it appears, the meaning set forth in such Operative Document.

“Voluntary Bankruptcy” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Warrant Closing” has the meaning set forth in Section 2.03 of the Warrant Purchase Agreement.

“Warrant Date” has the meaning set forth in Section 2.02 of the Warrant Purchase Agreement.

“Warrant Purchase Agreement” means the Warrant Purchase Agreement, dated as of the Closing Date, between Isis and Holdings.

“Warrant Shares” has the meaning set forth in Section 2.01 of the Warrant Purchase Agreement.

“Warrant Surrender Price” has the meaning set forth in Section 7.08 of the Warrant Purchase Agreement.

“Warrants” has the meaning set forth in Section 2.01 of the Warrant Purchase Agreement.

ANNEX B

[RESERVED]

B-1

ANNEX C

CERTAIN PROGRAM-SPECIFIC PATENTS

[***]

C-1

ANNEX D

CERTAIN ROYALTY AND MILESTONE PAYMENTS

[***]

D-1

SCHEDULE 2.2

CERTAIN RESTRICTIONS RELATING TO LICENSED INTELLECTUAL PROPERTY LICENSED TO LICENSOR BY A THIRD PARTY

                [***]

2